Shareholder meeting results (Unaudited)

November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes for 		Votes withheld
Ravi Akhoury 			23,308,403 		855,146
Jameson A. Baxter 		23,318,361 		845,188
Charles B. Curtis 		23,304,811 		858,738
Robert J. Darretta 		23,295,534 		868,015
Myra R. Drucker 		23,315,035 		848,514
John A. Hill 			23,302,380 		861,169
Paul L. Joskow 			23,308,711 		854,838
Elizabeth T. Kennan* 		23,300,079 		863,470
Kenneth R. Leibler 		23,311,662 		851,887
Robert E. Patterson 		23,309,718 		853,831
George Putnam, III 		23,264,452 		899,097
Robert L. Reynolds 		23,293,765 		869,784
W. Thomas Stephens 		23,313,195 		850,354
Richard B. Worley 		23,316,467 		847,082

* Dr. Kennan retired from the Board of Trustees of the Putnam funds effective June 30, 2010.

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes 		Votes 		Abstentions 		Broker
For   		against 				non-votes
16,135,048 	690,343 	528,592 		6,809,566

A proposal to amend the fundamental investment restriction with respect to investments in commodities was approved as follows:

Votes 		Votes 		Abstentions 		Broker
For		against 				non-votes
15,924,028 	883,959 	545,996 		6,809,566

A proposal to amend the fundamental investment restriction with respect to diversification of investments was approved as follows:

Votes 		Votes 		Abstentions 		Broker
For		against 				non-votes
16,057,898 	754,484 	541,602 		6,809,565

A proposal to amend the fundamental investment restriction with respect to the acquisition of voting shares was approved as follows:

Votes 		Votes 		Abstentions 		Broker
For		against 				non-votes
15,961,426 	795,339 	597,218 		6,809,566

All tabulations are rounded to the nearest whole number.